Exhibit 99.1

News Release

Media Contact

Susan Nelson

Vice President, Communications

Dine Brands Global, Inc.

Susan.Nelson@applebees.com

Investor Contact

Ken Diptee

Executive Director, IR

Dine Brands Global, Inc.

Ken.Diptee@dinebrands.com

Dine Brands Global, Inc. Appoints Michael Hyter

as Member of Board of Directors

GLENDALE, Calif., June 14, 2020 – The Board of Directors of Dine Brands Global, Inc. today announced the appointment of Michael Hyter as a new independent member of its Board of Directors.

Hyter, 63, served as Managing Partner of the Korn Ferry International, Washington D.C. office since 2012 and played an instrumental role in growing the breadth of their D.C. operation. He was recently appointed Chief Diversity Officer for Korn Ferry International.

Hyter has more than 25 years of entrepreneurial and business experience working closely with Fortune 1000 executives and boards to help their organizations thrive; leading and advising complex, global companies and c-level executives on human resources matters across a variety of industries.

Prior to Korn Ferry, Hyter served as Managing Partner of Global Novations LLC, a leading diversity and inclusion consulting firm, where he oversaw global operations that resulted in significant revenue growth over 12 years.

“Like many values-driven organizations around the world, Dine has been taking a hard look at how we can play a role in what we’ve seen manifest in our communities. The company is simultaneously responding to three crises that converge at this moment in history: the COVID-19 pandemic, its economic consequences, and the persistence of systemic racial injustice,” says Richard Dahl, Chairman of the Board of Directors, Dine Brands Global, Inc. “The Board of Directors will benefit greatly from Michael’s business acumen and broad-based experience. Moreover, Michael’s appointment as a member of our Board is further action on our part towards our commitment to unite, advocate and represent the communities where we live, and do business.”

Dine Brands Global Inc., Hyter Appointment (Page 2)

A successful author, Hyter’s most recent publication is The Power of Choice: Embracing Efficacy to Drive Your Career. He is also co-author of The Power of Inclusion: Unlock the Potential and Productivity of Your Workforce, published by Wiley. He has published extensive articles in publications including the Handbook of Business Strategy, Director’s Monthly, Profiles in Diversity Journal, and Inc.

Hyter has also served on various boards and has had direct responsibility for business development and building strategic partnerships. Hyter is a member of the Executive Leadership Council (ELC) and is the former Chair of the ELC Foundation. He is also a member of the Economic Club of Washington, D.C. and a member of the Sigma Pi Phi Fraternity. He was recognized by Savoy Magazine in 2018 as one of the most influential blacks in Corporate America.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,600 restaurants combined in 17 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

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